UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 16, 2017

Exxon Mobil Corporation

(Exact name of registrant as specified in its charter)

New Jersey	1-2256	13-5409005
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5959 LAS COLINAS BOULEVARD, IRVING, TEXAS 75039-2298

          (Address of principal executive offices)                                            (Zip Code)

 Registrant’s telephone number, including area code:  (972) 444-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02         Unregistered Sales of Securities

On January 16, 2017, an affiliate of the Corporation entered into a Purchase and Sale Agreement (PSA) to acquire companies owned by the Bass family of Fort Worth, Texas, that indirectly own certain oil and gas  properties in the Permian Basin and certain additional properties and related assets in exchange for issuance to the sellers of shares of Exxon Mobil Corporation Common Stock having an aggregate value at the time of closing of $5.6 billion, together with additional contingent cash payments tied to future drilling and completion activities (up to a maximum of $1.02 billion). The number of shares of the Corporation’s common stock for this purpose will be determined based on the Corporation’s volume-weighted average trading price over a 10-day period ending on the third trading date immediately preceding the closing date. The transaction is currently expected to close on or about February 28, 2017. As of January 16, 2017, the number of shares issuable in connection with the transaction would have been approximately 63 million. The sale of shares under the PSA has been structured as a private placement solely to accredited investors and therefore the Corporation is relying on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXXON MOBIL CORPORATION

Date: January 17, 2017	By:	/s/ DAVID S. ROSENTHAL
David S. Rosenthal
Vice President and Controller
(Principal Accounting Officer)